PROSPECTUS	Pricing Supplement No. 3668
Dated August 31, 2001	Dated October 29, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	Nos. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: October 29, 2001

Settlement Date (Original Issue Date): October 31, 2001

Maturity Date: April 30, 2003

Principal Amount (in Specified Currency): $300,000,000

Price to Public (Issue Price): 100%

Agent's Discount or Commission: 0.03%

Net Proceeds to Issuer (in Specified Currency): 299,910,000

Interest Rate:

Interest Calculation:

☒ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

☒ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): Three Month USD LIBOR minus 0.09 Spread Multiplier: N/A

Index Maturity: Three Month Index Currency: U.S. Dollars

Maximum Interest Rate: N/A Minimum Interest Rate: N/A

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly, commencing January 30, 2002.

Initial Interest Rate Per Annum: To be determined two London Business Days prior to the Original Issue Date based on the three month USD LIBOR minus 0.09

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Floating Rate Notes)
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Pricing Supplement No. 3668
Dated October 29, 2001
Rule 424(b)(3)-Registration Statement
Nos. 333-40880 and 333-66560

Interest Reset Periods and Dates: Quarterly, on each Interest Payment Date

Interest Determination Dates: Quarterly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

☒ DTC registered ☐ non-DTC registered

CUSIP No: 36962GWV2

Repayment, Redemption and Acceleration:

Optional Repayment Date: N/A

Annual redemption Percentage Reduction: N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Original Issue Discount

Amount of OID: N/A

Interest Accrual Date: N/A

Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Indexed Notes:

Currency Base Rate: N/A

(Floating Rate Notes)
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Pricing Supplement No. 3668
Dated October 29, 2001
Rule 424(b)(3)-Registration Statement
Nos. 333-40880 and 333-66560

Additional Information:

General.

At June 30, 2001, the Company had outstanding indebtedness totaling $197.988 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2001 excluding subordinated notes payable after one year was equal to $197.290 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Six Months Ended June 30, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.60

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

Credit Suisse First Boston Corporation is acting as agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.03% of the principal amount of the Notes.